                                                                      EXHIBIT 11



                   SCIENTIFIC-ATLANTA, INC. AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)



                                        FISCAL 1999                          FISCAL 1998
                                        -----------                          -----------
                                                      PER SHARE                             PER SHARE
                             EARNINGS      SHARES      AMOUNT      EARNINGS    SHARES         AMOUNT
                             --------    ----------   ---------    --------  ----------      ---------
BASIC EARNINGS PER
 COMMON SHARE

 Net earnings                  $14,994       79,216     $ 0.19      $16,485       79,248        $ 0.21
                               =======       ======      =====      =======       ======          ====
EFFECT OF DILUTIVE STOCK
 OPTIONS                       $     -        1,433     $    -      $     -        1,678        $    -
                               =======       ======      =====      =======       ======          ====

DILUTED EARNINGS PER
 COMMON SHARE

 NET EARNINGS                  $14,994       80,649     $ 0.19      $16,485       79,926        $ 0.21
                               =======       ======      =====      =======       ======          ====




The following information pertains to options to purchase shares of common stock which were not included in the computation of Diluted Earnings per Common Share because the options' exercise price was greater than the average market price of the common shares and inclusion of the options in the earnings per share calculation would have been anti-dilutive:

                                       1999            1998
-------------------------------------------------------------------------------
Number of options outstanding          2,396             956
Weighted average exercise price      $23.573         $23.356


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